Exhibit 10.10

Sales Contract of Shanghai Wanhe Supply Chain Management Co., Ltd.

Supplier: Shanghai Wanhe Supply Chain Management Co., Ltd.	Contract No.:

Demander: Shandong Hongli Special Section Tibe Co., Ltd.	Signing date:

Product name	Place of Origin	Model / steel grade	model (mm)	quantity (ton)	Price including tax (yuan / ton)	amount of money (yuan)

total
Amount in words: RMB [ ]

1. Technical delivery conditions:

1.1 Technical standard of delivery: according to the quality standard of steel plant, corresponding quality guarantee shall be provided.

1.2 Mode of delivery: the supplier arranges to transport the goods to Changle County, Weifang, Shandong Province on behalf of the demander.

1.3 Others: the actual tonnage shall be subject to the delivery note, and the amount shall be settled according to the actual amount

2. Delivery quantity and payment method:

2.1 Both parties shall make settlement according to the actual delivery with the shipping mark (or delivery code sheet) (the allowable spray difference is plus or minus three thousandths, and the pickling difference is six thousandths)

2.2 Payment method: after both parties negotiate and sign this contract, the supplier shall arrange processing and delivery, and the Demander shall pay off the payment before [ ]. The demander agrees that if it exceeds the payment date, it shall pay the supplier 3 times of the annual interest of 8% of the commercial loan of the bank (calculated according to the actual arrears date) until it is paid off.

2.3 Description of contract cost: the contract price includes value-added tax, including short delivery fee, delivery fee, processing fee and freight, settled by one vote.

3. Acceptance and quality objection

3.1 The quantity objection and outer packing objection shall be raised at the time of arrival

3.2 The quality objection shall be raised within seven days from the date of arrival. If the quality objection is found after the package is opened, the goods must be kept in the original state and the production and processing must be stopped to avoid the loss expansion. Meanwhile, the supplier shall be informed in writing that the supplier shall not be responsible for the compensation for the part that has been processed into finished products, and the supplier will assist the demander to claim for compensation from the steel plant, but it will not affect the payment settlement of both parties;

3.3 The supplier will not accept the quality objection exceeding the time limit or expanding the loss, and will not raise the quality objection for the agreement product, degradation and final volume;

4. Disputes over breach of contract shall be handled in accordance with the state contract law

5. Settlement of contract disputes

Both parties shall, through friendly negotiation, file a lawsuit to the People’s Court of the place where the contract is performed if the negotiation fails. The place where the contract is performed is Baoshan, Shanghai

6. This contract is made in duplicate. The contract shall come into force after being sealed or signed by both parties. The faxed copy and the original have the same legal effect. The above contents are invalid except for the processing dimensions

Supplier				Demander
Unit name (seal)	Shanghai Wanhe Supply Chain Management Co., Ltd.			Unit name (seal)	Shandong Hongli Special Section Tube Co., Ltd.
address	Room 1713-1715, building 1, no.1588 Youyi Road, Baoshan District, Shanghai			address	Changle Economic Development Zone, Shandong Province
Telephone	021-51683036	Fax	021-51683036	Telephone	0536-6283818	Fax	0536-2185222
Bank of deposit				Bank of deposit
accounts				accounts
Legal representative	Guowei Zhang	agent		Legal representative	Yuanqing Liu	agent